EXHIBIT (a)(14)


                           [SAMSONITE LETTERHEAD]


 FOR IMMEDIATE RELEASE

                                           CONTACT:  RICHARD WILEY
                                                     SAMSONITE CORPORATION
                                                     (303) 373-6373


             Samsonite Corporation Accepts 10,500,000 Shares
                             In Tender Offer

           DENVER, Colorado, June 29, 1998   SAMSONITE CORPORATION (NASDAQ:
 SAMC) announced today the final results of its offer to purchase shares of Company common stock. The Company accepted 10,500,000 shares of its outstanding common stock in the public tender offer, which expired on Tuesday, June 23, 1998, at $40 per share, or a total of $420,000,000.

           A total of 20,390,334 shares were tendered, of which the Company has accepted 10,500,000, or 51.495%, for payment. BankBoston, N.A. is authorized to begin issuing payments on Monday, June 29, 1998, to shareholders who tendered and to also issue new stock certificates for the balance of shares not accepted in the tender offer.

           Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER, and LARK brand names.


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